Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 24, 2023, relating to the financial statement and financial highlights of BlackRock Hedge Fund Guided Portfolio Solution (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2023, and to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 24, 2023